TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the third day of                     , 2004, by and between EQ ADVISORS TRUST, a Delaware statutory trust, having its principal office and place of business at 1290 Avenue of the Americas, New York, New York, 10104 (the “Fund”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the “Bank”).

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund intends that this Agreement be applicable to the series listed on Appendix A attached (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Article 10, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”); and

WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

l.	Terms of Appointment; Duties of the Bank

1.1	Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Bank to act as, and the Bank agrees to act as, the Fund’s transfer agent for the authorized and issued shares of the Fund’s common stock (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each of the respective Portfolios of the Fund (“Shareholders”) and set out in the currently effective prospectus and statement of additional information (“Prospectus”) of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program.

1.2	The Bank agrees that it will perform the following services:

(a)	In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable, and the Bank, the Bank shall:

(i)	Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the “Custodian”);

(ii)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii)	Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(iv)	With respect to the transactions in items (i), (ii) and (iii) above, the Bank shall execute transactions directly with broker-dealers authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

(v)	At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(vi)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vii)	Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

(viii)	Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

(ix)	Record the issuance of shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Bank shall also provide the Fund on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund.

(b)

In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State.

(c)	In addition, the Fund shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for the Fund’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

(d)	Procedures as to who shall provide certain of these services in Section 1 may be established from time to time by agreement between the Fund on behalf of each Portfolio and the Bank per the attached service responsibility schedule. The Bank may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund’s behalf.

(e)	The Bank shall provide additional services on behalf of the Fund (i.e., escheatment services) which may be agreed upon in writing between the Fund and the Bank.

2.	Fees and Expenses

2.1	For the performance by the Bank pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

2.2	In addition to the fee paid under Section 2.1 above, the Fund agrees on behalf of each of the Portfolios to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Portfolio.

2.3	The Fund agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

3.	Representations and Warranties of the Bank

The Bank represents and warrants to the Fund that:

3.1	It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

3.2	It is duly qualified to carry on its business in The Commonwealth of Massachusetts and in such other states as its business and the performance of this Agreement require.

3.3	It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

3.4	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.	Representations and Warranties of the Fund

The Fund represents and warrants to the Bank that:

4.1	It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.

4.2	It is empowered under applicable laws and by its Declaration of Trust to enter into and perform this Agreement.

4.3	All corporate proceedings required by said Declaration of Trust have been taken to authorize it to enter into and perform this Agreement.

4.4	It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

4.5	A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Portfolios is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5.	Data Access and Proprietary Information

The Fund and the Bank agree to be bound by the terms of the Remote Access Services Addendum attached to this Agreement. location, except with the prior written consent of the Bank; The obligations of this Addendum shall survive any earlier termination of this Agreement.

6.	Indemnification

6.1	The Bank shall not be responsible for, and the Fund shall on behalf of the applicable Portfolio, indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)	All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, (including the defense of any lawsuit in which the Bank or affiliate is a named party) provided that such actions are taken in good faith and without negligence or willful misconduct.

(b)	The Fund’s lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

(c)	The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.

(d)	The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund on behalf of the applicable Portfolio.

(e)	The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

(f)	The negotiation and processing by the Bank of checks not made payable to the order of the Bank, the Fund, the Fund’s management company, transfer agent or distributor or the retirement account custodian or trustee for a plan account investing in Shares, which checks are tendered to the Bank for the purchase of Shares (i.e., checks made payable to prospective or existing Shareholders, such checks are commonly known as “third party checks”).

6.2	At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel reasonably satisfactory to the Fund with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the written opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

6.3	In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Bank, the Bank shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name or in the name of the Bank. The Bank shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Bank except with the Fund’s prior written consent.

7.	Standard of Care/Limitation of Liability

The Bank shall at all times act in good faith and agrees to use reasonable care in the performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents.

8.	Covenants of the Fund and the Bank

8.1	The Fund shall on behalf of each of the Portfolios promptly furnish to the Bank the following:

(a)	A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

(b)	A copy of the Declaration of Trust of the Fund and all amendments thereto.

8.2	The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the

Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

8.3	The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

8.4	In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.	Termination of Agreement

9.1	This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

9.2	Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolio(s). Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months’ fees.

10.	Additional Portfolios

In the event that the Fund establishes one or more series of Shares in addition to those listed on Appendix A with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

11.	Assignment

11.1	Except as provided in Section 11.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

11.2	This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

11.3	Nothing herein shall impose any duty upon the Bank in connection with or make the Bank liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, however, that if the Bank selected such company, the Bank shall have exercised due care in selecting the same.

12.	Amendment

This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

13.	Massachusetts Law to Apply

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without application of its conflicts of laws principles.

14.	Force Majeure

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.	Special, Indirect, Consequential Damages

Neither party to this Agreement shall be liable to the other party for special, indirect, incidental, or consequential damages under any provision of this Agreement or for any special, indirect, incidental, or consequential damages arising out of any act or failure to act hereunder, even if notified of the possibility of such damages.

16.	Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

17.	Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

18.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

19.	Notices

All notices and other communications as required or permitted hereunder shall be in writing and sent by first class certified mail, postage prepaid, or by overnight courier delivery, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to Bank, to:

State Street Bank and Trust Company

1776 Heritage Drive JAB-2N

North Quincy, MA 02171

Attention: John Fitch

Telephone: 617-985-7809

Telecopy: 617-985-7809

(b)	If to the Fund, to

EQ Advisors Trust

1290 Avenue of the Americas

New York, New York

Attention: *

Telephone: *

Telecopy: *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ATTEST:	EQ ADVISORS TRUST

By:
Name: Title:

ATTEST:	STATE STREET BANK AND TRUST COMPANY

By:
Joseph L. Hooley, Executive Vice President

STATE STREET BANK AND TRUST COMPANY

EQ ADVISORS TRUST

SERVICE RESPONSIBILITY SCHEDULE

Service *		Responsibility
		Bank	Fund
1.	Receives orders for the purchase of Shares.	X

2.	Issue Shares and hold Shares in Shareholders accounts.	X

3.	Receive redemption requests.	X

4.	Effect transactions 1-3 above directly with broker-dealers.	X

5.	Pay over monies to redeeming Shareholders.	X

6.	Effect transfers of Shares.	X

7.	Prepare and transmit dividends and distributions.	X

8.	Reporting of abandoned property.	X

9.	Maintain records of account.	X

10.	Maintain and keep a current and accurate control book for each issue of securities.	N/A

11.	Mail proxies.	X

12.	Mail Shareholder reports.	X

13.	Mail prospectuses to current Shareholders.	X

14.	Withhold taxes on U.S. resident and non-resident alien accounts.	X

Service *		Responsibility
		Bank	Fund
15.	Prepare and file U.S. Treasury Department forms.	X

16.	Prepare and mail account and confirmation statements for Shareholders.	X

17.	Provide Shareholder account information.	X

18.	Blue sky reporting.	N/A

*	Services are more fully described in Section 1.2 (a), (b) and (c) of the Agreement.

ATTEST:	EQ ADVISORS TRUST

By:
Name: Title:

ATTEST:	STATE STREET BANK AND TRUST COMPANY

By:
Joseph L. Hooley, Executive Vice President

REMOTE ACCESS SERVICES ADDENDUM TO

TRANSFER AGENCY SERVICES AGREEMENT

ADDENDUM to that certain Transfer Agency Services Agreement dated as of                          , 2004 (the “Custodian Agreement”) between EQ Advisors Trust (the “Customer”) and State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”).

State Street has developed and utilizes proprietary accounting and other systems in conjunction with the custodian services which State Street provides to the Customer. In this regard, State Street maintains certain information in databases under its control and ownership which it makes available to its customers (the “Remote Access Services”).

The Services

State Street agrees to provide the Customer, and its designated investment advisors, consultants or other third parties authorized by State Street (“Authorized Designees”) with access to In~SightSM as described in Exhibit A or such other systems as may be offered from time to time (the “System”) on a remote basis.

Security Procedures

The Customer agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street for use of the System and access to the Remote Access Services. The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief. The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the Custody Fee Schedule in effect from time to time between the parties (the “Fee Schedule”). The Customer shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary rights of

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State Street related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors (the “Proprietary Information”). The Customer agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum. The Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street’s customer.

The Customer agrees that neither it nor its Authorized Designees will modify the System in any way; enhance or otherwise create derivative works based upon the System; nor will the Customer or Customer’s Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS”, and the Customer and its Authorized Designees shall be solely responsible for the investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall either party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

State Street will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available state of the art technology to offer products that are Year 2000 compliant, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and the next one-hundred years, and if any changes are required, State Street will make the changes to its products at no cost to you and in a commercially reasonable time frame and will require third-party suppliers to do likewise. The Customer will do likewise for its systems.

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EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET, FOR ITSELF AND ITS RELEVANT LICENSORS, EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at our option, settle any claim or action brought against the Customer to the extent that it is based upon an assertion that access to the System or use of the Remote Access Services by the Customer under this Addendum constitutes direct infringement of any patent or copyright or misappropriation of a trade secret, provided that the Customer notifies State Street promptly in writing of any such claim or proceeding and cooperates with State Street in the defense of such claim or proceeding. Should the System or the Remote Access Services or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent or copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for the Customer the right to continue using the System or the Remote Access Services, (ii) replace or modify the System or the Remote Access Services so that the System or the Remote Access Services becomes noninfringing, or (iii) terminate this Addendum without further obligation.

Termination

Either party to the Custodian Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days’ notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of the Custodian Agreement. In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum and the exhibits hereto constitute the entire understanding of the parties to the Custodian Agreement with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

By its execution of the Custodian Agreement, the Customer accepts responsibility for its and its Authorized Designees’ compliance with the terms of this Addendum.

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EXHIBIT A

to

REMOTE ACCESS SERVICES ADDENDUM TO CUSTODIAN CONTRACT

IN~SIGHTSM

System Product Description

In~SightSM provides bilateral information delivery, interoperability, and on-line access to State Street. In~SightSM allows users a single point of entry into State Street’s diverse systems and applications. Reports and data from systems such as Investment Policy MonitorSM, Multicurrency HorizonSM, Securities Lending, Performance & Analytics, and Electronic Trade Delivery can be accessed through In~SightSM. This Internet-enabled application is designed to run from a Web browser and perform across low-speed data lines or corporate high-speed backbones. In~SightSM also offers users a flexible toolset, including an ad-hoc query function, a custom graphics package, a report designer, and a scheduling capability. Data and reports offered through In~SightSM will continue to increase in direct proportion with the customer roll out, as it is viewed as the information delivery system will grow with State Street’s customers.

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